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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-182499

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 5, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 12, 2012)

$30,000,000
Common Stock

        We are offering              shares of our common stock to be sold in this offering. Our common stock is traded on the NASDAQ Global Market under the symbol "PPBI." On December 4, 2012, the closing sale price of our common stock was $10.23 per share, as reported on the NASDAQ Global Market.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-11 of this prospectus supplement to read about factors that you should consider before buying our common stock.

	Per Share	Total

Public offering price		$$30,000,000

Underwriting discounts and commissions	$	$

Proceeds to us (before expenses)	$	$

        We granted the underwriters an option to purchase up to an additional                shares of our common stock at the public offering price, less underwriting discount and commissions, within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any. If the underwriters exercise the option in full, the underwriting discount and commissions will be $            , and proceeds to us, before offering expenses, will be $            .

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        The underwriters expect to deliver the shares in book-entry form only through the facilities of The Depository Trust Company against payment on or about December             , 2012.

RAYMOND JAMES	D.A. DAVIDSON & CO.

The date of this prospectus supplement is December     , 2012

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. You should assume that the information appearing in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides more general information about us, the common stock offered hereby and other securities that we may offer from time to time, some of which information does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading "Where You Can Find More Information." Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of this offering in the prospectus supplement differs from the description in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        In this prospectus supplement, "Pacific Premier," "we," "our," "ours," and "us" refer to Pacific Premier Bancorp, Inc., which is a bank holding company headquartered in Irvine, California, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to "Pacific Premier Bank" mean Pacific Premier Bank, which is a California-chartered commercial bank and our wholly owned banking subsidiary.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus supplement does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission, or SEC. For further information with respect to us and our common stock offered by this prospectus supplement, reference is made to the registration statement.

        We file periodic reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC's website at http://www.sec.gov. Our filings with the SEC are also available to the public on our website at www.ppbi.com, as well as through document retrieval services. In addition, you may read and copy any periodic reports, proxy statements or other information we file at the SEC's public reference room in Washington, D.C., located at: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms.

        The SEC allows us to "incorporate by reference" information into this prospectus supplement. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. The information incorporated by reference is an important part of this prospectus supplement and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all our common stock offered by this prospectus supplement, provided, however, that we are not incorporating any documents or information that has been furnished and not filed in accordance with the rules of the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 30, 2012.

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 15, 2012.

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 13, 2012.

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 8, 2012.

  •
  our Current Reports on Form 8-K filed on March 12, 2012, March 30, 2012, May 3, 2012, June 4, 2012 , June 25, 2012, July 2, 2012, July 16, 2012, July 30, 2012, August 31, 2012, October 15, 2012, November 30, 2012 and December 5, 2012.

  •
  our annual meeting proxy statement, filed on April 16, 2012 (only those portions that have been incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011).

  •
  the description of our common stock contained on our Form 8-A as filed with the SEC pursuant to Section 12(b) and 12(g) of the Exchange Act on February 28, 1997.

        You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:

        Pacific Premier Bancorp, Inc.
17901 Von Karman Ave., Suite 1200,
Irvine, California 92614
Attention: Kent J. Smith
Telephone: (714) 431-4000

        Other than any documents expressly incorporated by reference, the information on our website is not part of this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe,"

"anticipate," "estimate," "expect," "intend," "plan," or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

        The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:

  •
  the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board;

  •
  inflation/deflation, interest rate, market and monetary fluctuations;

  •
  the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

  •
  the willingness of users to substitute competitors' products and services for our products and services;

  •
  the impact of changes in financial services policies, laws and regulations, including those concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

  •
  technological changes;

  •
  changes in the level of our nonperforming assets and charge-offs;

  •
  oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial;

  •
  the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters;

  •
  possible other-than-temporary impairments of securities held by us;

  •
  changes in consumer spending, borrowing and savings habits;

  •
  the risks of geographic and industry concentrations within our loan portfolio;

  •
  ability to attract deposits and other sources of liquidity;

  •
  changes in the financial performance and/or condition of our borrowers;

  •
  changes in the competitive environment among financial and bank holding companies and other financial service providers;

  •
  geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

  •
  unanticipated regulatory or judicial proceedings;

  •
  satisfaction of the closing conditions to consummate our acquisition of First Associations Bank, or FAB, which is described under the caption "Prospectus Supplement Summary—Recent Developments";

  •
  our ability to successfully integrate FAB's business and operations, if the acquisition of FAB as described under the caption "Prospectus Supplement Summary—Recent Developments" is consummated;

  •
  the effect of other acquisitions we may make in the future, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; and

  •
  our ability to manage the risks involved in the foregoing.

        If one or more of the factors affecting our forward-looking statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the common stock offered by this prospectus, you should read this entire prospectus supplement and the accompanying prospectus carefully, as well as the documents that we incorporated by reference herein. You should pay special attention to the "Risk Factors" section of this prospectus supplement to determine whether an investment in our common stock is appropriate for you.

 Company Overview

        We are a California-based bank holding company for Pacific Premier Bank, a California-chartered commercial bank. We conduct business throughout Southern California from our ten locations in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Irvine, Newport Beach, Palm Springs and Palm Desert, California. We provide banking services within our targeted markets in Southern California to businesses, professionals, real estate investors and non-profit organizations, as well as consumers in the communities we serve. Through our branches and our Internet website at www.ppbi.com, we offer a broad array of deposit and loan products and services for both businesses and consumer customers. As of September 30, 2012, we had, on a consolidated basis, total assets of $1.1 billion, total stockholders' equity of $99.9 million and total deposits of $895.9 million.

        We recently relocated our principal executive offices to 17901 Von Karman Ave., Suite 1200, Irvine, California 92614 and our telephone number is (714) 431-4000. Our Internet address is www.ppbi.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus.

Recent Developments

Pending Acquisition of FAB

        On October 15, 2012, we signed a definitive agreement, or the merger agreement, providing for the acquisition of First Associations Bank, or FAB. FAB is a Texas-chartered bank that was established in 2007 and is headquartered in Dallas, Texas. FAB operates a unique business model that is exclusively focused on providing deposit and other services to homeowners associations, or HOAs, and HOA management companies nationwide.

        In providing the deposit services to HOAs and HOA management companies, FAB utilizes online technology tools that provide HOA management companies the ability to streamline their operations through data integration and seamless information reporting to their HOAs. FAB's deposit and treasury management products for HOAs include web based funds management, online automated clearing house, or ACH, services, online homeowner payment options, integrated third party lockbox services and remote deposit capture. Although FAB's primary business is providing deposit-related services, FAB also offers term loans for projects undertaken by an HOA and lines of credit for short term or seasonal needs of HOAs. FAB does not accept retail or consumer deposits or provide other lending or more traditional banking services to consumers or other types of commercial customers. In addition to its headquarters located in Dallas, FAB has a loan office in Connecticut from which it solicits HOA banking business. At September 30, 2012, FAB had total assets of $356.2 million, which was comprised of investment securities of $313.9 million and total net loans of $18.6 million, total stockholders' equity of $45.9 million and total deposits of $305.5 million.

        We believe that there will be substantial synergies with FAB's deposit funding model and Pacific Premier Bank's commercial banking business model, because the HOA customer base will provide a valuable source of long-term core deposits that will support the growth of our commercial lending activities. Pacific Premier Bank's financial strength and resources will also enable FAB's business to develop additional technological solutions to further benefit and service the HOA market throughout the United States. If the acquisition is consummated, we plan to operate FAB as a separate division of Pacific Premier Bank, which will allow FAB's existing customers to continue to receive the same excellent customer service and products without disruption.

        FAB has historically relied on its relationship with Associations, Inc., or Associa, to generate HOA deposits. Associa is a holding company that owns 56 HOA management companies that specialize in providing management and related services for HOAs located throughout the United States. At September 30, 2012, approximately 87% of the HOA deposits held by FAB were derived from its relationship with Associa. We will continue to rely on the relationship with Associa following the consummation of the FAB acquisition to solicit HOA deposits, which relationship is governed by a Depository Services Agreement dated October 1, 2011, as amended, or the Depository Services Agreement. We also expect that upon consummation of the proposed acquisition of FAB, John Carona, a current director of FAB and the chief executive officer and majority owner of Associa, will be appointed to the boards of directors of Pacific Premier and Pacific Premier Bank. See "Risk Factors—Risks Relating to the Business of FAB and the Proposed Acquisition" on page S-14.

        At the time the merger agreement was entered into, the transaction was valued at $53.7 million, which includes approximately $50.2 million in deal consideration for FAB stockholders and an aggregate of approximately $3.5 million in cash consideration for FAB option holders and warrant holders. The consideration payable to holders of FAB common stock upon completion of the proposed acquisition of FAB will include both a cash component, which is subject to adjustment as described below, and shares of our common stock. The merger agreement provides that, upon completion of the merger of FAB with and into Pacific Premier Bank, each issued and outstanding share of FAB common stock will be canceled and converted into the right to receive:

  •
  cash in an amount equal to the sum of (i) $19.00 plus (ii) an amount equal to the quotient of (A) the increase or decrease in the sum of (1) the aggregate realized gains (net of any losses) on the sale of any or all of FAB's mortgage-related securities portfolio between the date of the merger agreement and the closing date of the merger and (2) the unrealized gains or losses on such portfolio through the month-end prior to closing of the merger that exceed $4,577,406, which was the estimated unrealized gain on such portfolio as of the signing of the merger agreement, divided by (B) the number of issued and outstanding shares of FAB common stock; and

  •
  0.646 of a share of Pacific Premier common stock.

        The cash portion of the merger consideration is subject to change and will depend on the realized and unrealized gains and losses on FAB's mortgage-related securities between the date of the merger agreement and the closing date of the merger. In addition, the cash portion of the merger consideration is subject to downward adjustment if FAB's aggregate transaction-related expenses exceed $3.9 million, with any excess reducing the per share cash consideration by the quotient of (i) such excess amount divided by (ii) the total number of shares of issued and outstanding FAB common stock. Cash will be paid in lieu of fractional shares.

        In connection with the signing of the merger agreement, Pacific Premier Bank entered into employment agreements with three officers of FAB, which will become effective upon consummation of the acquisition. These agreements provide for "at will" employment for these three officers of FAB, as well as other terms and conditions of employment, including compensation, benefits and non-competition and non-solicitations covenants.

        The consummation of the proposed acquisition of FAB is subject to a number of conditions, which include:

  •
  Pacific Premier and FAB must receive all required regulatory approvals for the acquisition of FAB, and any waiting periods required by law must have passed and no such approval may contain any condition that Pacific Premier's board of directors reasonably determines in good faith would materially reduce the benefits of the transaction to such a degree that, had such condition been known, Pacific Premier would not have entered into the merger agreement;

  •
  there must be no law, injunction or order enacted or issued preventing completion of the acquisition;

  •
  the Pacific Premier common stock to be issued in the acquisition must have been approved for trading on the Nasdaq Global Market;

  •
  the representations and warranties of each of Pacific Premier and FAB in the merger agreement must be true and correct, subject to the materiality standards provided in the merger agreement;

  •
  Pacific Premier and FAB must have complied in all material respects with their respective obligations in the merger agreement;

  •
  the employment agreements entered into between Pacific Premier Bank and certain officers of FAB must not have been terminated and remain in full force and effect;

  •
  as of the closing date, FAB's average total deposits during a specified period and Tier 1 capital must not be less than $313,360,617.90 and $36,786,292.65, respectively;

  •
  the Depository Services Agreement must be amended to extend the term of this agreement for a five (5) year period following the completion of the acquisition of FAB; and

  •
  dissenting shares must not represent 10% or more of the outstanding shares of FAB common stock.

        We have received regulatory approval from the Federal Reserve Bank of San Francisco, the California Department of Financial Institutions, or DFI and the Texas Department of Banking, for the acquisition of FAB. The consummation of the acquisition of FAB remains subject to the approval of the FAB shareholders and the satisfaction of the other closing conditions set forth above. The acquisition of FAB is expected to close in the first quarter of 2013. For additional information about the proposed acquisition of FAB, you should carefully read the definitive merger agreement that was included on our Current Report on Form 8-K that was filed with the SEC on October 15, 2012. In addition, on December 5, 2012, we filed with the SEC a Current Report on Form 8-K containing historical financial statements of FAB and unaudited pro forma combined consolidated financial data that gives effect to the acquisition of FAB as if it had taken place as of September 30, 2012. These Form 8-K filings are incorporated into this prospectus by reference. The consummation of the FAB acquisition is not contingent upon the consummation of this offering.

Summary of the Offering

        The following summary contains basic information about the common stock offered hereby and is not intended to be complete. For a more complete understanding of the common stock, you should read the section of this prospectus supplement entitled "Description of Common Stock" beginning on page S-18. Except as otherwise noted in this prospectus supplement, all information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

Issuer	Pacific Premier Bancorp, Inc.
Common stock offered by us, excluding the underwriters' over-allotment option	shares
Common stock outstanding prior to this offering	10,351,100 shares(1)
Common stock outstanding after this offering, excluding the underwriters' over-allotment option	shares(2)
Over-allotment option	shares
Net proceeds

The net proceeds to us from the sale of the common stock offered, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $        million (or approximately $        million if the underwriters exercise their over-allotment option in full).

Use of proceeds

We intend to use the net proceeds of this offering for general corporate purposes, to support our ongoing and future anticipated growth and to augment the capitalization of Pacific Premier Bank. The consummation of the acquisition of FAB is not contingent on raising capital in this offering.

The NASDAQ Global Market symbol	PPBI

(1)
The number of shares of common stock outstanding is as of November 30, 2012.

(2)
The number of shares of common stock outstanding immediately after the closing of this offering is based on the number of shares of common stock outstanding as of as of November 30, 2012, and excludes (i) 1,165,105 shares of our common stock issuable pursuant to our stock compensation plans as of November 30, 2012 and (ii) 1,279,228 shares of common stock to be issued in connection with the pending acquisition of FAB, as discussed under "Prospectus Supplement Summary—Recent Developments—Pending Acquisition of FAB" beginning on page S-5.

Risk Factors

        Investing in our securities involves risks. You should carefully consider the information under "Risk Factors" beginning on page S-11 and the other information included in this prospectus supplement and the accompanying prospectus before investing in our common stock.

 Summary Selected Consolidated Financial Information

        The following table sets forth summary historical consolidated financial information at or for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 (which has been derived from our audited consolidated financial statements), and at or for the nine months ended September 30, 2012 and 2011 (which are unaudited). The unaudited financial information as of and for the nine months ended September 30, 2012 and 2011 has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments necessary to fairly present the data for such periods. Historical results are not necessarily indicative of future results and the interim results are not necessarily indicative of the results of operations to be expected for the full year or any future period.

        You should read the following summary selected consolidated financial information in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which have been filed with the SEC and are incorporated in this prospectus by reference.

	At or for the Quarter Ended September 30,		At or for the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Unaudited)
	(Dollars in thousands, except per share data)
Selected Balance Sheet Data
Securities and FHLB stock	$126,441	$120,743	$128,120	$168,428	$137,737	$70,936	$73,042
Loans held for sale, net	4,728	—	—	—	—	668	749
Loans held for investment, net	851,715	725,952	730,067	555,538	566,584	622,470	622,114
Allowance for loan losses	7,658	8,522	8,522	8,879	8,905	5,881	4,598
Total assets	1,089,336	928,502	961,128	826,816	807,323	739,956	763,420
Total deposits	895,870	797,378	828,877	659,240	618,734	457,128	386,735
Total borrowings	85,810	38,810	38,810	78,810	101,810	220,210	308,275
Total liabilities	989,450	843,882	860,493	720,018	719,462	680,606	674,818
Total stockholders' equity	99,886	84,620	86,777	78,602	73,502	57,548	60,750
Operating Data
Interest income	$38,788	$37,088	$50,225	$41,103	$43,439	$46,522	$49,432
Interest expense	5,611	7,419	9,596	12,666	20,254	25,404	31,166
Net interest income	33,177	29,669	40,629	28,437	23,185	21,118	18,266
Provision for loan losses	145	2,728	3,255	2,092	7,735	2,241	1,651
Net interest income after provision for loan losses	33,032	26,941	37,374	26,345	15,450	18,877	16,615
Net gains (loss) from loan sales	(31)	(2,445)	(3,605)	(3,332)	(351)	92	3,720
Other noninterest income (loss)	9,409	8,701	10,118	2,256	1,048	(2,264)	2,639
Noninterest expense	22,877	20,288	26,904	18,948	16,694	15,964	17,248
Income (loss) before income tax (benefit)	19,533	12,909	16,983	6,321	(547)	741	5,726
Income tax (benefit)	7,568	4,892	6,411	2,083	(87)	33	2,107
Net income	11,965	8,017	10,572	4,238	(460)	708	3,619

	At or for the Quarter Ended September. 30,		At or for the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Unaudited)
Per Share Data
Net income (loss) per share (basic)	$1.16	$0.80	$1.05	$0.42	$(0.08)	$0.14	$0.70
Net income (loss) per share (diluted)	$1.12	$0.75	$0.99	$0.38	$(0.08)	$0.11	$0.55
Weighted average common shares outstanding (basic)	10,332,223	10,072,984	10,092,181	10,033,836	5,642,589	4,948,359	5,189,104
Weighted average common shares outstanding (diluted)	10,709,822	10,667,722	10,630,720	11,057,404	5,642,589	6,210,387	6,524,753
Book value per common share (basic)	$9.66	$8.39	$8.39	$7.83	$7.33	$11.74	$11.77
Book value per common share (diluted)	$9.53	$8.11	$8.34	$7.18	$6.75	$9.60	$9.69
Performance Ratios
Return on average assets	1.56%	1.14%	1.12%	0.53%	(0.06)%	0.09%	0.50%
Return on average equity	17.23%	13.24%	12.91%	5.57%	(0.76)%	1.20%	6.03%
Net equity to average assets	9.06%	8.59%	8.69%	9.55%	7.74%	7.96%	8.16%
Equity to total assets at end of period	9.17%	9.11%	9.03%	9.51%	9.10%	7.78%	7.96%
Average interest rate spread	4.47%	4.40%	4.49%	3.67%	3.00%	2.81%	2.44%
Net interest margin	4.52%	4.45%	4.55%	3.77%	3.12%	2.99%	2.63%
Efficiency ratio(1)	60.46%	58.74%	56.50%	59.24%	63.81%	83.66%	69.87%
Average interest-earnings assets to average interest-bearing liabilities	106.46%	104.35%	104.74%	105.88%	104.21%	105.01%	104.20%
Asset Quality Ratios
Nonperforming loans, net to total loans	0.73%	1.27%	0.82%	0.58%	1.74%	0.83%	0.67%
Nonperforming assets, net as a percent of total assets	1.08%	1.31%	0.76%	0.40%	1.66%	0.71%	0.64%
Net charge-offs to average total loans, net	0.18%	0.61%	0.53%	0.39%	0.79%	0.16%	0.10%
Allowance for loan losses to total loans at period end	0.89%	1.16%	1.15%	1.56%	1.55%	0.94%	0.73%
Allowance for loan losses as a percent of nonperforming loans, gross at period end	121.94%	91.08%	139.87%	270.95%	88.94%	113.10%	109.48%
Allowance for loan losses as a percentage of nonperforming assets	64.89%	69.84%	116.36%	268.17%	66.49%	112.30%	93.76%
Pacific Premier Bank Capital Ratios
Tier 1 capital to adjusted total assets	9.48%	9.29%	9.44%	10.29%	9.72%	8.71%	8.81%
Tier 1 capital to total risk-weighted assets	11.04%	11.57%	11.68%	14.12%	13.30%	10.71%	10.68%
Total capital to total risk-weighted assets	11.88%	12.71%	12.81%	15.38%	14.55%	11.68%	11.44%
Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 capital to adjusted total assets	9.58%	9.35%	9.50%	10.41%	9.89%	8.99%	8.90%
Tier 1 capital to total risk-weighted assets	11.09%	11.56%	11.69%	14.16%	13.41%	11.11%	10.81%
Total capital to total risk-weighted assets	11.93%	12.71%	12.80%	15.42%	14.67%	12.07%	11.56%

(1)
Represents the ratio of noninterest expense less other real estate owned, or OREO, operations, to (i) the sum of (a) net interest income before provision for loan losses and (b) total noninterest income, (ii) less gain/(loss) on sale of loans, gain/(loss) on sale of securities, and gain on the purchases of certain assets and assumptions of certain liabilities of Canyon National Bank and Palm Desert National Bank from the Federal Deposit Insurance Corporation, or the FDIC, as receiver.

RISK FACTORS

        An investment in our common stock involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2011, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Related to this Offering and Ownership of Our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

        Stock price volatility may make it difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:

  •
  actual or anticipated variations in quarterly results of operations;

  •
  recommendations by securities analysts;

  •
  operating and stock price performance of other companies that investors deem comparable to us;

  •
  news reports relating to trends, concerns and other issues in the financial services industry;

  •
  perceptions in the marketplace regarding us and/or our competitors;

  •
  new technology used, or services offered, by competitors;

  •
  any failure to complete our pending acquisition of FAB or to successfully integrate FAB's business if the acquisition were completed;

  •
  other acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

  •
  failure to integrate other acquisitions or realize anticipated benefits from other acquisitions;

  •
  changes in government regulations; and

  •
  geopolitical conditions such as acts or threats of terrorism or military conflicts.

        General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results.

The trading volume in our common stock is less than that of other larger financial services companies, and this lower volume may adversely affect the price of our common stock.

        Although our common stock is traded on the NASDAQ Global Market, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

An investment in our common stock is not an insured deposit.

        Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this "Risk Factors" section and elsewhere in this prospectus supplement and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

There may be future sales or other dilutions of our equity which may adversely affect the market price of our common stock.

        Except as described under "Underwriting," we are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, our stockholders bear the risk of any future stock issuances reducing the market price of our common stock and diluting their stock holdings in us. The exercise of the underwriters' over-allotment option, the exercise of any options granted to directors, executive officers and other employees under our stock compensation plans, the issuance of shares of common stock in acquisitions, including the pending acquisition of FAB, and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock. In addition, future issuances of shares of our common stock will be dilutive to existing stockholders.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

        In the future, we may attempt to increase our capital resources or, if Pacific Premier Bank's capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes or preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

We do not expect to pay cash dividends in the foreseeable future.

        We do not intend to pay cash dividends on our common stock in the foreseeable future. Instead, we intend to reinvest our earnings in our business. In addition, in order to pay cash dividends to our stockholders, we would most likely need to obtain funds from Pacific Premier Bank. Pacific Premier Bank's ability, in turn, to pay dividends to us is subject to restrictions set forth in the California Financial Code, or the Financial Code, and federal banking regulations. The Financial Code provides that a bank may not make a cash distribution to its stockholders in excess of the lesser of (1) a bank's retained earnings; or (2) a bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the stockholders of the bank during such period. However, a bank may, with the approval of the DFI make a distribution to its stockholders in an amount not exceeding the greatest of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) its net income for its current fiscal year. In the event that banking regulators determine that the stockholders' equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the regulators may order the bank to refrain from making a proposed distribution.

        Approval of the Federal Reserve Board is required for payment of any dividend by a state chartered bank that is a member of the Federal Reserve Board System, such as Pacific Premier Bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its retained net income for that year combined with its retained net income for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its undivided profits without regulatory and stockholder approval and is also prohibited under federal law from paying any dividend that would cause it to become undercapitalized.

Potential acquisitions may disrupt our business and dilute stockholder value.

        Aside from our pending acquisition of FAB, which is discussed below, we frequently evaluate merger and acquisition opportunities and conduct due diligence activities related to possible transactions with other financial institutions on an ongoing basis. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur at any time. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of our stock's tangible book value and net income per common share may occur in connection with any future transaction. Furthermore, failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from an acquisition could have a material adverse effect on our financial condition and results of operations.

        We generally seek merger or acquisition partners that are culturally similar and have experienced management and possess either significant market presence or have potential for improved profitability through financial management, economies of scale or expanded services. We cannot say with any certainty that we will be able to consummate, or if consummated, successfully integrate future acquisitions or that we will not incur disruptions or unexpected expenses in integrating such acquisitions. In attempting to make such acquisitions, we anticipate competing with other financial institutions, many of which have greater financial and operational resources. Acquiring other banks, businesses, or branches involves various risks commonly associated with acquisitions, including, among other things:

  •
  potential exposure to unknown or contingent liabilities of the target company;

  •
  exposure to potential asset quality issues of the target company;

  •
  difficulty and expense of integrating the operations and personnel of the target company;

  •
  potential disruption to our business;

  •
  potential diversion of management's time and attention;

  •
  the possible loss of key employees and customers of the target company;

  •
  difficulty in estimating the value of the target company; and

  •
  potential changes in banking or tax laws or regulations that may affect the target company.

Risks Relating to the Business of FAB and the Proposed Acquisition

FAB's business is substantially dependent upon its relationship with Associa, which is the entity that owns and controls the HOA management companies that manage the HOAs from which FAB receives a majority of its deposits.

        A majority of FAB's HOA customers are also customers of the HOA management companies controlled by Associa. At September 30, 2012, approximately 87% of the HOA deposits held by FAB were derived from its relationship with Associa. We will continue to rely on the relationship with Associa to solicit HOA deposits following the consummation of the FAB acquisition. If Associa or its HOA management companies lose some or all of their HOA customers, fall into financial or legal difficulty or elect to reduce the amount of HOA customers that it directs to us, it could have a material and adverse effect upon the business of FAB that we propose to acquire, including the decline or total loss of all of the deposits from the HOA management companies and the HOAs. We cannot assure you that we would be able to replace the relationship with Associa and its HOA management companies if any of these events occurred, which could result in the business of FAB that we propose to acquire operating with less HOA deposit generation or no HOA deposit generation, which would have a material and adverse impact on our business, financial condition and results of operations. In connection with the closing of the FAB acquisition, we intend to appoint John Carona to the boards of directors of Pacific Premier and Pacific Premier Bank. Mr. Carona is currently a director and largest stockholder of FAB and is also the chief executive officer and majority stockholder of Associa.

Termination of the merger agreement with FAB may negatively affect us.

        If the merger agreement with FAB is terminated, we may suffer adverse consequences, including:

  •
  the market price of our common stock may decline to the extent that the market price prior to termination reflects a market assumption that the acquisition of FAB will be completed;

  •
  recognizing substantial expenses incurred in connection with the negotiation and completion of the transactions contemplated by the merger agreement without realizing the expected benefits of the FAB acquisition; and

  •
  our business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the acquisition of FAB, without realizing any of the anticipated benefits of completing the transaction.

We may fail to realize the anticipated benefits of the acquisition of FAB.

        The success of our acquisition of FAB will depend on, among other things, our ability to realize the anticipated revenue enhancements and to combine the businesses of Pacific Premier and FAB in a manner that does not materially disrupt the existing customer relationships of FAB or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If we are not able to successfully achieve these objectives, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected.

        We and FAB have operated and, until the completion of the acquisition, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the acquisition. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Pacific Premier and FAB during the transition period and on the combined company following completion of the acquisition.

 USE OF PROCEEDS

        The net proceeds to us from the sale of the common stock offered, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $             million. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $             million. We intend to use the net proceeds of this offering for general corporate purposes, to support our ongoing and future anticipated growth and to augment the capitalization of Pacific Premier Bank. The consummation of the FAB acquisition is not contingent on raising capital in this offering.

CAPITALIZATION

        The following table shows our capitalization as of September 30, 2012 on an actual basis, on an as adjusted basis to give effect to the receipt of the net proceeds from this offering and on a further adjusted basis to also give effect to the FAB acquisition. The as adjusted capitalization for this offering assumes no exercise of the underwriters' over-allotment option, that          shares of common stock are sold by us at an offering price of $            per share, and that the net proceeds from the offering, after deducting the estimated offering expenses payable by us, are approximately $28.0 million (assuming $30.0 million of our common stock is sold in this offering). The as further adjusted capitalization for the FAB acquisition assumes no exercise of the underwriters' over-allotment option, that          shares of common stock are sold by us at an offering price of $            per share, that the net proceeds from the offering, after deducting the estimated offering expenses payable by us, are approximately $28.0 million (assuming $30.0 million of our common stock is sold in this offering) and the issuance of 1,279,228 shares of our common stock as consideration to the holders of FAB common stock in connection with the pending acquisition of FAB.

	As of September 30, 2012
	Actual	As Adjusted for this Offering	As Further Adjusted for the FAB Acquisition(2)
	(Unaudited)
	(Dollars In thousands)
Certain long-term debt:
Subordinated debentures	$10,310	$10,310	$10,310
Stockholders' equity:
Preferred stock, $0.01 par value
Authorized shares—1,000,000
Issued shares—None	—	—	—
Common stock, $0.01 par value
Authorized shares—25,000,000
Issued and outstanding shares—10,343,434 (actual); (as adjusted for this offering) and (as further adjusted for the FAB acquisition)	103
Additional paid-in capital	76,414
Retained earnings	22,011	22,011	22,011
Accumulated other comprehensive income, net of tax of $950	1,358	1,358	1,358
Total stockholders' equity	99,886	127,931	137,412
Total capitalization	$110,196	$138,241	$147,722

Pacific Premier Bank Capital Ratios(1)
Tier 1 capital to adjusted total assets	9.48%	11.82%	9.47%
Tier 1 capital to total risk-weighted assets	11.04%	14.05%	13.18%
Total capital to total risk-weighted assets	11.88%	14.89%	13.94%
Pacific Premier Bancorp, Inc. Capital Ratios(1)
Tier 1 capital to adjusted total assets	9.58%	12.80%	9.55%
Tier 1 capital to total risk-weighted assets	11.09%	15.12%	13.22%
Total capital to total risk-weighted assets	11.93%	15.96%	13.97%

(1)
The as adjusted ratios assume the initial deployment of the net proceeds of this offering in short-term assets with a 20% risk-weighting under applicable regulations.

(2)
The pro forma consolidated information in this column shows the impact on the historical financial condition of Pacific Premier resulting from the acquisition of FAB under the purchase method of accounting. Under the purchase method of accounting, the assets and liabilities of FAB are recorded by Pacific Premier at their respective fair values as of September 30, 2012, assuming that the acquisition was completed on that date. For further information regarding the pro forma consolidated financial information provided herein, please see the Current Report on Form 8-K filed by us with the SEC on December 5, 2012 that is incorporated by reference in this prospectus, which contains more detailed unaudited pro forma combined consolidated financial data that gives effect to the acquisition of FAB as if such acquisition had taken place as of September 30, 2012.

DIVIDEND POLICY

        It is our policy to retain earnings, if any, to provide funds for use in our business. We have never declared or paid dividends on our common stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. Our principal source of funds to pay cash dividends on our common stock is cash dividends from Pacific Premier Bank. The payment of dividends by Pacific Premier Bank to us is subject to certain restrictions imposed by federal banking laws, regulations and authorities.

        Pacific Premier Bank's ability to pay dividends to us is subject to restrictions set forth in the Financial Code. The Financial Code provides that a California-chartered bank may not make a cash distribution to its stockholders in excess of the lesser of (1) a bank's retained earnings; or (2) a bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the stockholders of the bank during such period. However, California-chartered bank may, with the approval of the DFI, make a distribution to its stockholders in an amount not exceeding the greatest of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) its net income for its current fiscal year. In the event that bank regulators determine that the stockholders' equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the regulators may order the bank to refrain from making a proposed distribution.

        In addition to the requirements under the Financial Code, approval of the Federal Reserve Board is required for payment of any dividend by a state-chartered bank that is a member of the Federal Reserve Board, such as Pacific Premier Bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its retained net income for that year combined with its retained net income for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its undivided profits without regulatory and stockholder approval and is also prohibited under federal law from paying any dividend that would cause it to become undercapitalized.

 PRICE RANGE OF COMMON STOCK

        The following table presents the range of high and low sale prices of our common stock as reported on the NASDAQ Global Market for the periods shown below:

	Sale Price Per Share
	High	Low
Year Ending December 31, 2012
First Quarter	$8.35	$6.30
Second Quarter	8.50	7.53
Third Quarter	9.74	8.11
Fourth Quarter (through December , 2012)
Year Ended December 31, 2011
First Quarter	$7.15	$6.20
Second Quarter	7.05	6.20
Third Quarter	6.76	5.85
Fourth Quarter	7.10	5.66
Year Ended December 31, 2010
First Quarter	$5.00	$3.32
Second Quarter	5.20	4.10
Third Quarter	4.54	3.78
Fourth Quarter	6.48	4.14

        As of November 30, 2012, there were approximately 1,100 holders of record of our common stock and approximately 10,351,100 shares of our common stock outstanding. On December 4, 2012, the closing sale price for our common stock was $10.23 per share, as reported on the NASDAQ Global Market. During the periods presented in the table above, we did not pay any dividends on our common stock. See "Dividend Policy" on page S-17.

DESCRIPTION OF COMMON STOCK

General

        The following summary of the material terms and provisions of our common stock is not complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation, or certificate of incorporation, and bylaws, as amended, or bylaws, and by the provisions of applicable Delaware law. You should refer to, and read this summary together with, our certificate of incorporation and bylaws to review all of the terms of our common stock.

        Our authorized capital stock consists of 25,000,000 shares of authorized common stock, $0.01 par value per share, of which 10,351,100 shares were outstanding as of November 30, 2012.

        Each holder of common stock is entitled to:

  •
  one vote for each share held on all matters submitted to a vote of the stockholders;

  •
  receive ratably such dividends as may be declared by our board of directors out of funds legally available for dividends, subject to preferences that may be applicable to outstanding shares of preferred stock, if any, or limitations and restrictions under applicable bank regulations; and

  •
  share ratably in our net assets, legally available to holders of our common stock in the event of our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment.

Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. Our outstanding shares of common stock are validly issued, fully-paid and nonassessable. Our common stock represents non-withdrawable capital, is not an account of an insurable type, and is not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

Anti-takeover Provisions

        Delaware Anti-Takeover Law.    As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which generally prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, from engaging in a business combination with us for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Possible Future Issuance of Preferred Stock.    Our board of directors can at any time, under our certificate of incorporation and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of us through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of us from acquiring enough voting shares to take control.

        Removal and Vacancies on the Board of Directors.    Subject to the rights of the holders of any series of our preferred stock then outstanding, directors may be removed by our shareholders, with or without cause, by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Further, any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board resulting from death, resignation, retirements, removal or other cause may be filled only by a majority vote of the directors then in office. These provisions may deter a stockholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of our common stock.

        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the previous year's annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice. Our bylaws also provide that notice may be provided by stockholders to us in accordance with SEC rules. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

        Additional Provisions in Our Certificate of Incorporation and Bylaws.    Our certificate of incorporation and bylaws contain additional provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of us, including provisions that provide: (i) the board of directors with the exclusive power to fix from time to time the size of the board; (ii) any action required or permitted to be taken by our stockholders to be taken only at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; (iii) for special meetings of stockholders to be called only by the board of directors; and (iv) for certain of the foregoing provisions to be amended only by the affirmative vote of at least 66 2/3% of the voting power of all then-outstanding shares entitled to vote.

Restrictions on Ownership

        The Bank Holding Company Act of 1956, as amended, generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Pacific Premier. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve Board before acquiring 5% or more of voting stock of Pacific Premier. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Pacific Premier, could constitute acquisition of control of the bank holding company.

Securities Exchange and Transfer Agent and Registrar

        Our common stock is traded on the NASDAQ Global Market. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

CERTAIN ERISA CONSIDERATIONS

        The securities offered by this prospectus may, subject to certain legal restrictions, be held by (1) pension, profit sharing, and other employee benefit plans that are subject to Title I of the Employee Retirement Security Act of 1974, as amended (which we refer to as ERISA), (2) plans, accounts, and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, or provisions under federal, state, local, non-U.S., or other laws or regulations that are similar to any of the provisions of Title I of ERISA or Section 4975 of the Code (which we refer to as Similar Laws), and (3) entities whose underlying assets are considered to include "plan assets" of any such plans, accounts, or arrangement. Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to such pension, profit sharing, or other employee benefit plans that are subject to Section 406 of ERISA and Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. A fiduciary of any such plan, account, or arrangement must determine that the purchase and holding of an interest in the offered securities is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

UNDERWRITING

        We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering in which Raymond James & Associates, Inc. is acting as representative of the underwriters. We have entered into an underwriting agreement with Raymond James & Associates, Inc., acting as representative of the underwriters named below, with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the respective number of shares of our common stock set forth opposite its name below.

Name	Number of Shares
Raymond James & Associates, Inc.
D.A. Davidson & Co.

Total

        The underwriting agreement provides that the underwriters' obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the representations and warranties made by us are true and agreements have been performed;

  •
  there is no material adverse change in the financial markets or in our business; and

  •
  we deliver customary closing documents.

        Subject to these conditions, the underwriters are committed to purchase and pay for all shares of our common stock offered by this prospectus supplement, if any such shares are taken. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters' over-allotment option described below, unless and until such option is exercised.

        At our request, the underwriters have reserved up to 10,000 shares of our common stock in the offering for sale to our directors, employees, members of their families and other individuals identified by us at the public offering price set forth on the cover page of this prospectus supplement. These individuals must commit to purchase the reserved shares from an underwriter at the same time as the general public. The number of shares available for sale to the general public will be reduced to the extent these individuals purchase the reserved shares. Any reserved shares purchased by our directors or executive officers will be subject to the restrictions on re-sale included in the lock-up agreements described below. We are not making loans to these officers, directors, family members or others to purchase such shares.

        Over-Allotment Option.    We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of            additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. We will be obligated to sell these shares of common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus supplement.

        Commissions and Expenses.    The underwriters propose to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $            per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $            per share on sales to other

brokers and dealers. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms.

        The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

	Per Share	Total Without Over- Allotment Exercise	Total With Over- Allotment Exercise
Public offering price	$	$	$
Underwriting discount and commissions payable by us	$	$	$
Proceeds to us (before expenses)	$	$	$

        In addition to the underwriting discount, we will reimburse the underwriters for their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, including, without limitation, legal fees and expenses, marketing, syndication and travel expenses, up to a maximum aggregate amount of $75,000. We estimate that the total expenses of this offering, exclusive of underwriting discounts and commissions, will be approximately $            , and are payable by us.

        Indemnity.    We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

        Lock-Up Agreement.    Except for shares held by our trust department in a fiduciary capacity, we and each of our directors and executive officers, have agreed, for a period of 90 days after the date of this prospectus supplement, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale or otherwise dispose of or hedge, directly or indirectly, any common shares or securities convertible into, exchangeable or exercisable for any common shares or warrants or other rights to purchase our common shares or other similar securities without, in each case the prior written consent of Raymond James & Associates, Inc. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging, collar or other transactions or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common shares, whether such transaction would be settled by delivery of common shares or other securities, in cash or otherwise. The 90-day restricted period described above will be automatically extended if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restricted period will continue to apply until the expiration of the 18 day period beginning on the date on which the earnings release is issued or the material news or material event related to us.

        Stabilization.    In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

  •
  Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

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  Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

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  Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        Passive Market Making.    In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on the NASDAQ Global Market, may engage in passive market making transactions in our common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

        Our Relationship with the Underwriters.    D.A. Davidson & Co. and some of their respective affiliates have performed and expect to continue to perform financial advisory and investment banking services for us in the ordinary course of their respective businesses, including acting as our financial advisor with respect to the pending FAB acquisition, and may have received, and may continue to receive, compensation for such services.

        Our common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to an accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Patton Boggs LLP. As of December 5, 2012, attorneys employed by that law firm beneficially owned approximately 39,000 shares of our common stock. Certain legal matters will be passed upon for the underwriters by Bingham McCutchen LLP.

EXPERTS

        Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Vavrinek, Trine, Day and Co., LLP, independent registered public accounting firm, as set forth in their reports included therein, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The historical audited financial statements of FAB as of December 31, 2011 and 2010 included in our Current Report on Form 8-K, dated December 5, 2012, have been so incorporated into this prospectus in reliance on the reports of JonesBaggett LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

PROSPECTUS

PACIFIC PREMIER BANCORP, INC.

$50,000,000

Common Stock, Preferred Stock,
Debt Securities, Warrants and Units

        We may offer from time to time common stock, preferred stock, debt securities, warrants and units. We may also issue any of the common stock, preferred stock, debt securities, warrants or units upon the conversion, exchange or exercise of any of the securities listed above. The aggregate amount of the securities offered by us under this prospectus will not exceed $50 million.

        We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offering. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

        Our common stock is listed on the Nasdaq Global Market under the symbol "PPBI."

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading "Risk Factors" beginning on page 4 of this prospectus, and the risk factors that may be included in a prospectus supplement and in our periodic reports and other information we file with the U.S. Securities and Exchange Commission.

        These securities will be either our equity securities or unsecured obligations of our company, will not be saving accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 12, 2012

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing the "shelf" registration process. Under this shelf process, we may sell, either separately or together, any combination of the securities described in this prospectus in one or more offerings. We may also issue any of the common stock, preferred stock, debt securities, warrants or units upon conversion, exchange or exercise of any of the securities mentioned above. The aggregate amount of securities that we may offer under the registration statement is $50 million, denominated in U.S. dollars or the equivalent in foreign currencies, currency units or composite currencies.

        This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the offering and the specific terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site, our website, or at the SEC offices, which are mentioned in this prospectus under the heading "Where You Can Find More Information."

        In this prospectus, "Pacific Premier," "we," "our," "ours," and "us" refer to Pacific Premier Bancorp, Inc., which is a bank holding company headquartered in Costa Mesa, California, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to "Pacific Premier Bank" mean Pacific Premier Bank, which is a California-chartered commercial bank and our wholly owned banking subsidiary.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act.

        This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

        We file periodic reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC's website at http://www.sec.gov. Our filings with the SEC are also available to the public on our website at www.ppbi.com, as well as through document retrieval services. You may read and copy any periodic reports, proxy statements or other information we file at the SEC's public reference room in Washington, D.C., located at: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms.

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus, provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

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  Our Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 30, 2012.

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  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 15, 2012.

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  Our Current Reports on Form 8-K filed on March 12, 2012, March 30, 2012, May 3, 2012, June 4, 2012 and June 25, 2012.

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  The description of our common stock contained on our Form 8-A as filed with the SEC pursuant to Section 12(b) and 12(g) of the Exchange Act, on February 28, 1997.

        You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:

Pacific Premier Bancorp, Inc.,
1600 Sunflower Ave., 2nd Floor
Costa Mesa, California 92626
Attention: Kent J. Smith
Telephone: (714) 431-4000

        You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and any accompanying prospectus supplements contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

        The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:

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  The strength of the United States economy in general and the strength of the local economies in which we conduct operations;

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  The effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board;

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  Inflation/deflation, interest rate, market and monetary fluctuations;

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  The timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

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  The willingness of users to substitute competitors' products and services for our products and services;

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  The impact of changes in financial services policies, laws and regulations, including those concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

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  Technological changes;

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  The effect of acquisitions we may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions;

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  Changes in the level of our nonperforming assets and charge-offs;

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  Oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial;

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  The effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters;

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  Possible other-than-temporary impairments of securities held by us;

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  Changes in consumer spending, borrowing and savings habits;

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  The effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations;

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  Ability to attract deposits and other sources of liquidity;

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  Changes in the financial performance and/or condition of our borrowers;

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  Changes in the competitive environment among financial and bank holding companies and other financial service providers;

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  Geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

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  Unanticipated regulatory or judicial proceedings; and

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  Our ability to manage the risks involved in the foregoing.

        If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forwarding-looking statements.

 ABOUT PACIFIC PREMIER BANCORP, INC.

        We are a California-based bank holding company for Pacific Premier Bank, a California-chartered commercial bank. We conduct business throughout Southern California from our ten locations in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa, Newport Beach, Palm Springs and Palm Desert, California. We provide banking services within our targeted markets in Southern California to businesses, professionals, real estate investors and non-profit organizations, as well as, consumers in the communities we serve. Through our branches and our Internet website at www.ppbi.com, we offer a broad array of deposit and loan products and services for both businesses and consumer customers. As of March 31, 2012, we had total assets of $985.1 million, total stockholders' equity of $89.5 million, and total deposits of $846.7 million.

        Our principal executive offices are located at 1600 Sunflower Ave., 2nd Floor, Costa Mesa, California 92626 and our telephone number is (714) 431-4000. Our Internet address is www.ppbi.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus or any prospectus supplement.

RISK FACTORS

        An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related noted incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include repurchasing our outstanding common stock, financing possible acquisitions of branches or other financial institutions or financial service companies, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness.

        The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries' funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments.

        Additional information on the use of proceeds from the sale of the securities offered by this prospectus may be set forth in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods shown. For purposes of computing the ratios, earnings represent income before taxes, extraordinary items and the cumulative effect of accounting changes, plus fixed charges. Fixed charges represent total interest expense plus an estimate of the interest within rental expense, including and excluding interest on deposits. Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods shown. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges.

		Year Ended December 31,
	Three Months Ended March 31, 2012
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges and preferred stock dividends:
Including interest on deposits	0.00	2.77	1.5	0.97	1.03	1.18
Excluding interest on deposits	0.00	13.89	3.06	0.92	1.07	1.37

DESCRIPTION OF SECURITIES WE MAY OFFER

        This prospectus contains summary descriptions of our common stock, preferred stock, debt securities, warrants and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF COMMON STOCK

        The following summary of the material terms and provisions of our common stock is not complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation, or certificate of incorporation, and bylaws, as amended, and by the provisions of applicable Delaware law. You should refer to, and read this summary together with, our certificate of incorporation and bylaws, as amended, to review all of the terms of our common stock.

General

        Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

        Each holder of common stock is entitled to:

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  one vote for each share held on all matters submitted to a vote of the stockholders;

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  receive ratably such dividends as may be declared by our board of directors out of funds legally available for dividends, subject to preferences that may be applicable to outstanding shares of preferred stock, if any, or limitations and restrictions under applicable bank regulations. See "Description of Preferred Stock—Dividends" on page 8; and

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  share ratably in our net assets, legally available to holders of our common stock in the event of our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment.

        Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges.

        Our outstanding shares of common stock are validly issued, fully-paid and nonassessable.

Anti-takeover Provisions

        Delaware Anti-Takeover Law.    As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which generally prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, from engaging in a business combination with us for three years following the date that person became an interested stockholder unless certain specified conditions are satisfied. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Possible Future Issuance of Preferred Stock.    Our board of directors can at any time, under our certificate of incorporation and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of us through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of us from acquiring enough voting shares to take control.

        Removal and Vacancies on the Board of Directors.    Between stockholder meetings, directors may be removed by our stockholders only for cause, and our certificate of incorporation provides that stockholders holding 66 2/3% of the issued and outstanding shares must vote to remove directors for cause. Further, any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board resulting from death, resignation, retirements, removal or other cause may be filled only by a majority vote of the directors then in office. These provisions may deter a stockholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of our common stock.

        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our bylaws, as amended, provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the previous year's annual meeting. Our bylaws, as amended, also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

        Additional Provisions in Our Certificate of Incorporation and Bylaws.    Our certificate of incorporation and bylaws, as amended, contain additional provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of us, including provisions that provide: (i) the board of directors with the exclusive power to fix from time to time the size of the board; (ii) any action required or permitted to be taken by our stockholders to be taken only at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; (iii) for special meetings of stockholders to be called only by the board of directors; and (iv) for certain of the foregoing provisions to be amended only by the affirmative vote of at least 66 2/3% of the voting power of all then-outstanding shares entitled to vote.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Restrictions on Ownership

        The Bank Holding Company Act of 1956, or the BHC Act, generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Pacific Premier. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of Pacific Premier. In addition, the Change in Bank Control Act of 1978, as amended, or the CBC Act, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Pacific Premier, could constitute acquisition of control of the bank holding company

DESCRIPTION OF PREFERRED STOCK

General

        This section of the prospectus describes the material terms and provisions of our preferred stock. When we offer to sell shares of our preferred stock, we will describe the specific terms of the offering and the shares in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the particular series of preferred stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our certificate of incorporation, as amended, our bylaws, as amended, and the applicable provisions of Delaware law.

        Our authorized capital stock consists of 1,000,000 shares of our preferred stock, par value $0.01 per share. Under our certificate of incorporation, as amended, we may issue shares of preferred stock in one or more series, as may be determined by our board of directors. Our board of directors may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the stockholders. Any preferred stock we may issue will rank senior to our common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of our company, or both. In addition, any shares of our preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of our preferred stock, or merely the existing authorization of our board of directors to issue shares of our preferred stock, may tend to discourage or impede a merger or other change in control of our company. No shares of preferred stock are currently outstanding. Each series of preferred stock will be issued under a certificate of designation, which will be filed with the SEC as an exhibit to a document incorporated by reference in this prospectus concurrently with the offering of such preferred stock.

        Our board of directors is authorized to determine or fix from time to time by resolution the following terms for each series of preferred stock, which will be described in a prospectus supplement:

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  the designation of such series and the number of shares to constitute such series;

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  the voting rights, if any, of the holders of stock of such series in addition to any rights affirmatively required by law;

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  the dividend rate;

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  whether dividends are cumulative and, if so, the date from which dividends cumulate;

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  the payment date for dividends;

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  redemption rights, the applicable redemption prices and such other conditions of redemption;

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  amounts payable to holders on our liquidation, dissolution or winding up;

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  the amount of the sinking fund, if any;

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  whether the shares will be convertible or exchangeable into equity or debt securities, and, if so, the prices and terms or rate of conversion and such other terms and conditions of such conversion or exchange;

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  whether future shares of the series or any future series or other class of stock is subject to any restrictions, and, if so, the nature of the restrictions;

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  the conditions or restrictions, if any, upon the creation of indebtedness or upon the issuance of any additional stock; and

  •
  any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

        The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of the Company.

        The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

        The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees and our subsidiaries pursuant to benefit plans or otherwise.

Rank

        Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

        The holders of each series of preferred stock will be entitled to receive cash dividends if declared by our board of directors out of funds we can legally use for payment. The prospectus supplement will indicate the dividend rates and the dates on which we will pay dividends as to each series of preferred stock The rates may be fixed or variable or both. If the dividend rate is variable, the formula used to determine the dividend rate will be described in the prospectus supplement. We will pay dividends to the holders of record of each series of preferred stock as they appear on the record dates fixed by our board of directors.

        Our board of directors will not declare and pay a dividend on any series of preferred stock unless full dividends for all series of preferred stock ranking equal as to dividends have been declared or paid and sufficient funds are set aside for payment If dividends are not paid in full to each series of preferred stock, we will declare any dividends pro rata among the preferred stock of each series and any series of preferred stock ranking equal to any other series as to dividends. A "pro rata" declaration means that the dividends we declare per share on each series of preferred stock will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred stock bear to each other.

        Unless all dividends on the preferred stock of each series have been paid in full, we will not declare or pay any dividends or set aside sums for payment of dividends or distributions on any common stock or on any class of security ranking junior to a series of preferred stock, except for dividends or distributions paid for with securities ranking junior to the preferred stock. We also will not redeem, purchase, or otherwise acquire any securities ranking junior to a series of preferred stock as to dividends or liquidation preferences, except by conversion into or exchange for stock ranking junior to the series of preferred stock.

        Our ability to pay dividends on our preferred stock is subject to policies established by the Federal Reserve Board. Since we are a bank holding company with no significant assets other than the common stock of Pacific Premier Bank, we depend upon dividends from Pacific Premier Bank as our primary source of revenue. Accordingly, our ability to pay dividends is dependent upon the results of operations of Pacific Premier Bank and our receipt of dividends or other capital distributions from Pacific Premier Bank. Various statutory and regulatory restrictions directly or indirectly limit the amount of dividends Pacific Premier Bank can pay to us.

Conversion or Exchange

        The applicable prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible or exchangeable into shares of our common stock or another series of our preferred stock. The terms of any such conversion or exchange and any such preferred stock will be described in the prospectus supplement relating to such series of preferred stock.

Redemption

        If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option of or the holder thereof and may be mandatory redeemed.

        Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

        Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate, except for the right to receive the redemption price.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of Pacific Premier, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

        If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

        The holders of shares of preferred stock will have no voting rights, except:

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  as otherwise stated in the prospectus supplement;

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  as otherwise stated in the certificate of designation establishing such series; or

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  as required by applicable law.

        Under regulations adopted by the Federal Reserve Board, if the holders of the preferred stock of any series become entitled to vote for the election of directors because dividends on the preferred stock of such series are in arrears, preferred stock of such series could be deemed a "class of voting securities." In this instance, a holder of 25% or more of the preferred stock of such series could then be subject to regulation as a bank holding company in accordance with the BHC Act. A holder of 5% or more of such series that otherwise exercises a "controlling influence" over us could also be subject to regulation under the BHC Act. In addition, at any time a series of the preferred stock is deemed a class of voting securities, (1) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of the outstanding shares of such series of preferred stock, and (2) any person other than a bank holding company may be required to file with the Federal Reserve Board under the CBC Act to acquire or retain 10% or more of that series.

DESCRIPTION OF DEBT SECURITIES

        The debt securities are to be issued under an indenture, or the indenture, between us and the trustee named in the applicable prospectus supplement as trustee, or the trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The debt securities may be issued from time to time in one or more series. The particular terms of each series, or of the debt securities forming a part of a series, which are offered by a prospectus supplement will be described in such prospectus supplement.

        The following summary of certain provisions of the indenture does not purport to be complete and is subject, and is qualified in its entirety by reference, to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and, with respect to any particular debt securities, to the description of the terms of such debt securities included in the applicable prospectus supplement. Wherever particular sections or defined terms of the indenture are referred to in this prospectus or in the applicable prospectus supplement, such sections or defined terms are incorporated by reference in this prospectus or in the applicable prospectus supplement, as the case may be.

        We are a bank holding company for Pacific Premier Bank, and almost all of our operating assets are owned by Pacific Premier Bank. We are a legal entity separate and distinct from Pacific Premier Bank. We rely primarily on dividends from Pacific Premier Bank to meet our obligations. There are regulatory limitations on the payment of dividends directly or indirectly to us from Pacific Premier Bank. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of Pacific Premier Bank, and holders of debt securities should look only to our assets for payments of the debt securities.

Terms of Debt Securities

        The indenture will provide that debt securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities are to have such terms and provisions which are not inconsistent with the indenture, including as to maturity, principal and interest, as our board of directors may determine. The debt securities may be either senior or subordinated debt securities, which may be issued as convertible debt securities or exchangeable debt securities.

        The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:

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  the title of the debt securities;

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  any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

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  the third party to whom any interest on the debt securities will be payable, if other than the third party in whose name the debt securities are registered at the close of business on the regular record date for such interest;

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  the date or dates on which the principal of the debt securities will be payable;

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  the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the regular record date for any such interest payable on any interest payment date;

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  the place or places where the principal of and any premium and interest on the debt securities will be payable;

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  the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities may be redeemed, in whole or in part, at our option;

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  our obligation, if any, to redeem or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of the holder of the debt security, and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;

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  conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

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  the terms, if any, pursuant to which any debt securities will be subordinate to any of our debt;

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  the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

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  if the amount of principal of or any premium or interest on the debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

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  if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on the debt securities will be payable (and the manner in which the equivalent of the principal amount of the debt securities in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time);

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  if the principal of or any premium or interest on the debt securities is to be payable, at our election or at the election of the holder, in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined);

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  if other than the entire principal amount of the debt securities, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

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  if the principal amount payable at the stated maturity of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount of the debt securities which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

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  if applicable, that debt securities, in whole or any specified part, are defeasible pursuant to the provisions of the indenture described under "—Defeasance and Covenant Defeasance—Defeasance and Discharge" on page 18 of this prospectus or "—Defeasance and Covenant Defeasance—Defeasance of Certain Covenants" on page 18 of this prospectus, or under both such captions;

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  whether the debt securities will be issuable in whole or in part in the form of one or more global debt securities and, if so, the respective depositaries for such global debt securities, the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to under "—Global Debt Securities" on page 13of this prospectus and, if different from those described under such caption, any circumstances under which any such global debt security may be exchanged in whole or in part for debt securities registered, and any transfer of such global debt security in whole or in part may be registered, in the names of persons other than the depositary for such global security or its nominee;

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  any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

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  any addition to or change in the covenants in the indenture applicable to the debt securities; and

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  any other terms of debt securities not inconsistent with the provisions of the indenture.

        Debt securities, including original issue discount debt securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations, if any, applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, certain special United States federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement. If we use any index to determine the amount of payments of principal of, premium, if any, or interest, if any, on any debt securities, we will also describe in the applicable prospectus supplement the special United States federal income tax, accounting and other considerations applicable to the debt securities.

Senior Debt Securities

        Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt securities.

Subordinated Debt Securities

        Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of such securities, as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Form, Exchange and Transfer

        The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof. At the option of the holder, subject to the terms of the indenture and the limitations applicable to global debt securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

        Subject to the terms of the indenture and the limitations applicable to global debt securities, a holder may present debt securities for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office or agency of Pacific Premier at the place or places where the principal of and any premium and interest on the debt securities are payable. A holder will not incur a service charge for any registration of transfer or exchange of debt securities, but a holder must pay a sum sufficient to cover any tax or other governmental charge as may be described in the indenture. Such transfer or exchange will be effected upon the security registrar or us or our agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We expect to appoint the trustee as security registrar. Any agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional agents or rescind the designation of any agent or approve a change in the office through which any agent acts, except that we will be required to maintain an agent in each place of payment for the debt securities of each series.

        If the debt securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (a) issue, register the transfer of or exchange any debt securities of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of the debt securities being redeemed in part.

Global Debt Securities

        Some or all of a series of debt securities may be represented, in whole or in part, by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or its nominee or a custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any such other matters as may be provided for pursuant to the indenture.

        Notwithstanding any provision of the indenture or any debt security described in this prospectus, no global debt security may be exchanged in whole or in part for debt securities registered, and no transfer of a global debt security in whole or in part may be registered, in the name of any person except:

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  by the depositary to its nominee;

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  by a nominee of the depositary to the depositary or another nominee; or

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  by the depositary or any nominee to a successor of the depositary, or a nominee of the successor,

        unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for such global debt security or has ceased to be qualified to act as such as required by the indenture,

(ii) there shall have occurred and be continuing an event of default under the indenture with respect to the debt securities represented by such global debt security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement. All securities issued in exchange for a global security or any portion of a global debt security will be registered in such names as the depositary may direct.

        As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of such global debt security and the debt securities represented by the global debt security for all purposes under the debt securities and the indenture. Except in the limited circumstances referred to above, a holder will not be entitled to have such global debt security or any securities registered by the global debt security registered in its name, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange of the global debt security and will not be considered to be the owners or holders of such global debt security or any debt securities represented by the global debt security for any purpose under the debt securities or the indenture. All payments of principal of and any premium and interest on a global debt security will be made to the depositary or its nominee, as the case may be, as the holder of the global debt security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global debt security.

        Ownership of beneficial interests in a global debt security will be limited to institutions that have accounts with the depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any global debt security, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global debt security to the accounts of its participants. Ownership of beneficial interests in a global debt security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and others matters relating to beneficial interests in a global debt security may be subject to various policies and procedures adopted by the depositary from time to time. We, the trustee or any agent of us or the trustee will not have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global debt security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that the depositary or its nominee, upon receipt of any principal, premium, if any, or interest, if any, payment immediately will credit participants' accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary or its nominee. We also expect that payments by participants to holders of debt securities, as an owner of a beneficial interest in the global debt security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of those participants.

        Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, beneficial interests in a global debt security, in some cases, may trade in the depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global debt security upon the original issuance thereof may be required to be made in immediately available funds.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest.

        Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at our office or the office of an agent or agents as we may designate for such purpose from time to time. Any such agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate debt securities additional agents or rescind the designation of any agent or approve a change in the office through which any agent acts, except that we will be required to maintain an agent in each place of payment for the debt securities of a particular series.

        All moneys or United States government obligations (including proceeds thereof) deposited by us with the trustee or any paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and after repayment to us, a holder of debt securities is entitled to seek payment only from us as a general unsecured creditor.

Consolidation, Merger and Sale of Assets

        The indenture will provide that we will not consolidate with or merge into any other person or convey, transfer or lease substantially all of our properties to any person, and no person may consolidate with or merge into us unless (i) the successor is organized under the laws of the United States or any state or the District of Columbia, and the successor expressly assumes our obligations under the indenture and the debt securities, (ii) after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, exists, and (iii) certain other conditions as prescribed in the indenture are met.

        The general provisions of the indenture do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction that we may become involved in that may adversely affect holders of the debt securities.

Events of Default

        Each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

          (a)   our failure to pay principal of or any premium on any debt security of that series when due, whether at maturity, upon redemption, by accelerating the maturity or otherwise;

          (b)   our failure to pay any interest on any debt securities of that series when due, continued for 30 days;

          (c)   our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

          (d)   our failure to observe or perform any other covenant or warranty of ours contained in the indenture (other than a covenant included in the indenture solely for the benefit of a series other than that series), which failure continues for 90 days after written notice to us by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture;

          (e)   with respect to senior debt securities, acceleration of any indebtedness for borrowed money by us having an aggregate principal amount outstanding of at least $25 million (or such other amount as may be agreed upon), if such indebtedness has not been discharged, or such acceleration has not been rescinded or annulled, within 10 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture; or

          (f)    certain events related to our bankruptcy, insolvency or reorganization.

        An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such debt security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately.

        If an event of default (other than those described in clause (f) above) occurs and is continuing with respect to debt securities of any series at the time outstanding, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of debt securities outstanding may declare the entire principal amount of all of the series of debt securities due and payable immediately.

        If, however, an event of default (other than those described in clause (f) above) has occurred and is continuing for less than all of the series of debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the debt securities may declare the entire principal amount of all debt securities of such affected series due and payable immediately.

        If an event of default described in clause (f) above with respect the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the trustee or any holder, become immediately due and payable.

        At any time following any declaration of acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture. For information as to waiver of defaults, see "—Modification and Waiver" below.

        Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series so long as such direction does not conflict with any rule of law or with the indenture, and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

        No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, (iii) such holder or holders have offered reasonable indemnity to the trustee to institute such proceeding as trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

        We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to the best of such officers' knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults and the nature and status thereof.

Modification and Waiver

        Modifications of and amendments to the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by such modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security affected,:

          (a)   change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

          (b)   reduce the principal amount of, or any premium or interest on, any debt security;

          (c)   reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity;

          (d)   change the place or currency of payment of principal of, or any premium or interest on, any debt security;

          (e)   modify any of the subordination provisions in a manner adverse to the holders of those securities;

          (f)    impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

          (g)   reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

          (h)   reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

          (i)    except as provided by the indenture, modify provisions of the indenture relating to modification and waiver.

        In addition, as described in the indenture, certain modifications and amendments to the indenture may be made by us and the trustee without the consent of holders of debt securities.

        The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of such series of debt securities, waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

        The indenture will provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the indenture as of any date, (i) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity to such date, (ii) if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security and (iii) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in clause (i) or (ii) above, of the amount described in such clause). Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to the indenture, will not be deemed to be outstanding.

        Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance and Covenant Defeasance

        If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1302 of the indenture, relating to defeasance and discharge of indebtedness, or Section 1303 of the indenture, relating to defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series.

        Defeasance and Discharge.    The indenture provides that, upon our exercise of our option (if any) to have Section 1302 of the indenture applied to the debt securities, we will be discharged from all our obligations (and, if applicable, provisions relating to subordination will cease to be effective) with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the irrevocable deposit in trust for the benefit of the holders of such debt securities of money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

        Defeasance of Certain Covenants.    The indenture provides that, upon our exercise of our option (if any) to have Section 1303 of the indenture applied to the debt securities, we may omit to comply with certain restrictive covenants of the indenture and any that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under "—Events of Default" on page 15 of this prospectus and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to such debt securities. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of such debt securities, money or United States government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and United States government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

Notices

        Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.

Title

        We, the trustee and any of our agents or agents of the trustee may treat the person in whose name a debt security is registered as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

Regarding the Trustee

        The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act of 1939. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

DESCRIPTION OF WARRANTS

        In this section, we describe the general terms and provisions of the warrants for the purchase of debt securities, preferred stock or common stock that we may issue. Warrants issued pursuant to this prospectus may be issued independently or together with any debt securities, preferred stock or common stock. Warrants sold with other securities may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent who will be specified in the warrant agreement and in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        This summary of some of the terms and other provisions of the warrants that may be issued is not complete and is qualified in its entirety by reference to the applicable warrant agreement and related warrant certificate and the prospectus supplement, which both will be filed with the SEC. You should refer to this prospectus, the prospectus supplement, the warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific warrants that we may offer for the complete terms of the warrant agreement and the warrants. For more information on how you can obtain copies of the applicable warrant agreement, if we offer warrants, see "Where You Can Find More Information." We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

        The applicable prospectus supplement related to an issuance of warrants will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the currency or currencies (including composite currencies) in which the price or prices of the warrants may be payable;

  •
  the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

  •
  if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

  •
  the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

  •
  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  •
  the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

  •
  the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at anyone time;

  •
  information with respect to book-entry procedures, if any; and

  •
  any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

        The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and Employee Retirement Income Security Act of 1974 considerations.

        Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.

        Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement and warrant agreement.

        After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

        Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

        Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including (i) in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture, or (ii) in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS

        In this section, we describe the general terms and provisions of the units that we may offer. We may issue units comprising one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

        The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

  •
  the terms of the units and of any of the common stock, preferred stock, warrants and debt securities comprising the units, including whether and under what circumstances the units may be traded separately;

  •
  a description of the terms of any unit agreement governing the units;

  •
  a description of the provisions for the payment, settlement, transfer or exchange of the units or the securities comprising those units; and

  •
  whether the units will be issued fully registered or in global form.

        The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see "Where You Can Find More Information." We urge you to read the applicable unit agreement and the applicable prospectus supplement and any other offering material in their entirety.

PLAN OF DISTRIBUTION

        We may sell the securities described in this prospectus to or through one or more agents, underwriters, dealers or directly to purchasers on a continuous or delayed basis.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the times of sale, at prices related to such prevailing market prices or at negotiated prices.

        Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement. For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

  •
  the public offering price;

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  the name or names of any underwriters, dealers or agents;

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  the purchase price of the securities;

  •
  the proceeds from the sale of the securities to us;

  •
  any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

  •
  any discounts or concessions allowed or reallowed or repaid to dealers; and

  •
  the securities exchanges on which the securities will be listed, if any.

        If we use underwriters in the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

        We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover overallotments, if any, in connection with the distribution. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with SEC orders, rules and regulations and applicable law. To the extent permitted by applicable law and SEC orders, rules and regulations, an overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. To the extent permitted by applicable law and SEC orders, rules and regulations, short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Unless otherwise mandated by order or other action taken by the SEC, any underwriters who are qualified market makers on the Nasdaq Stock Market may engage in passive market making transactions in the common stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

        Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. Only underwriters named in the prospectus supplement are underwriters of the securities offered in the prospectus supplement. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

        We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

        Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the Nasdaq Global Market. Unless otherwise specified in the applicable prospectus supplement, the securities will not be listed on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

        Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers or underwriters may be customers of, engage in transactions with, or perform services for us and our subsidiaries in the ordinary course of business.

 LEGAL MATTERS

        Patton Boggs LLP, Washington, D.C., will pass upon certain legal matters with respect to the securities offered by us from time to time pursuant to this prospectus, unless we indicate otherwise in a prospectus supplement. As of June 29, 2012, attorneys employed by that law firm beneficially owned approximately 34,000 shares of Pacific Premier's common stock.

        The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from Pacific Premier's Annual Report on Form 10-K have been audited by Vanrinek, Trine, Day and Co., LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$30,000,000
COMMON STOCK

PROSPECTUS SUPPLEMENT

RAYMOND JAMES	D.A. DAVIDSON & CO.

December     , 2012